Exhibit 99.2

Cohen & Company and Insurance Acquisition Corp. Announce Completion of Insurance Acquisition Corp.
$150,650,000 Initial Public Offering, Including Full Exercise of Over-Allotment Option

PHILADELPHIA, PA, March 22, 2019 (GLOBE NEWSWIRE) – Cohen & Company Inc. (NYSE American: COHN) and Insurance Acquisition Corp. (NASDAQ:INSUU) today announced that Insurance Acquisition Corp. (the “Company”), a blank-check company sponsored by Cohen & Company and formed for the purpose of acquiring or merging with one or more businesses or entities in the insurance industry, completed its initial public offering of 15,065,000 units at a price of $10.00 per unit, which includes 1,965,000 units issued pursuant to the underwriters’ over-allotment option, for gross proceeds to the Company of $150,650,000. The Company’s units began trading on March 20, 2019 on the Nasdaq Capital Market under the symbol “INSUU”. Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-half of one warrant, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols ’‘INSU’’ and ’‘INSUW,’’ respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Cantor Fitzgerald & Co. served as the sole book-running manager and BTIG, LLC as lead manager for the offering. The Company granted the underwriters a 45-day option to purchase up to an additional 1,965,000 units at the initial public offering price to cover over-allotments, if any, and on March 21, 2019, the underwriters notified the Company that they are exercising the over-allotment option in full.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on March 19, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com. Copies of the registration statement can be accessed for free through the SEC’s website at www.sec.gov.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Cohen & Company

Cohen & Company is a financial services company specializing in fixed income markets. As of December 31, 2018, the Company managed approximately $2.9 billion in fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. For more information, please visit www.cohenandcompany.com.

Contact Information:

Amanda Abrams
Insurance Acquisition Corp.
aabrams@cohenandcompany.com
(215) 701-9693

Joseph W. Pooler, Jr.

Cohen & Company Inc.

investorrelations@cohenandcompany.com

(215)-701-8952